Exhibit 10.3

TRANSITION AGREEMENT

To:         Donald W. Slager
Re:        Transition and Retirement
_____________________________________________________________________________________________
This Transition Agreement (“Agreement”) is entered into, effective the latest date signed below, between Republic Services, Inc. (the “Company”)1 and you, and sets forth the terms of your retirement from the Company. Reference is made to your October 29, 2013 Employment Agreement and December 23, 2014 First Amendment to the Employment Agreement (in each case, in particular, Section 24) (collectively, your “Employment Agreement”).
Retirement
The parties have been engaged in planning for the orderly succession of your duties and responsibilities to a successor Chief Executive Officer. In connection with such succession planning, on June 25, 2021 you will retire as Chief Executive Officer and your employment with the Company will end (your “Retirement Date”). On your Retirement Date, you will resign as officer and director of Republic Services, Inc. and subsidiaries and affiliates for which you are then serving as officer or director. In addition, you will not stand for re-election as a director at Republic’s May 21, 2021 annual meeting of shareholders.
Impact on Employment Agreement at Retirement
(1) All of the terms and conditions of your Employment Agreement remain in full force and effect until your Retirement Date at which time your Employment Agreement will expire and your rights and obligations will be determined solely under this Agreement, except as set forth otherwise in this Agreement.
(2) The following provisions of your Employment Agreement shall survive and remain in full force and effect after your Retirement Date: Section 5 (Reduction in Payments), Section 7 (Restrictive Covenants), Section 8 (Confidentiality), Section 9 (Specific Performance; Injunction), Section 10 (Nondisparagement), Section 11 (Future Cooperation), Section 13 (Notices), Section 15 (Assignment; Third Party Beneficiary), Section 16 (Severability; Survival), Section 17 (Indemnification), Section 23 (Withholding), Section 24 (Retirement Eligibility), Section 25 (Supplemental Retirement Benefit), Section 26 (Code Section 409A), Section 27 (Beneficiary) and Section 28 (Arbitration).
(3) For purposes of clarity, your 2021 annual incentive award will fully vest upon your retirement at your Retirement Date, and will be paid, without proration, in an amount equal to the payment that the Compensation Committee determines is due pursuant to the terms of the Company’s Executive Incentive Plan (applying any positive or negative discretion consistent with other Company executives’ annual incentive awards). Such payment will be made at the same time as the 2021 annual incentive awards are paid to other eligible Company employees. You will also be entitled to (i) all accrued and vested benefits under applicable employee benefit plans in which you are a participant, in accordance with the respective terms of such plans, and (ii) reimbursement of any unreimbursed business expenses incurred through the Retirement Date and substantiated in accordance with Section 2(h) of your Employment Agreement. The Company will also pay your reasonable legal fees incurred in connection with the preparation of this Agreement.
The Company acknowledges receipt of your notice of retirement and hereby waives the twelve (12)-month advance notice requirement set forth in Section 24 of your Employment Agreement provided that you remain employed by the Company through your Retirement Date. As the result of the waiver and as set forth in Section 24 of your Employment Agreement (a) your “Prospective Awards” shall vest and be paid in accordance with the “Original Retirement Policy” (each such term having the meaning defined in Section 24 of your Employment Agreement), and (b) the following compensation payments due under your Employment Agreement, which otherwise would have been paid to you in 2022 or later absent your retirement, will be paid to you no later than December 31, 2021 (to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”)): (1) your unvested restricted stock units (RSUs) that will vest upon your retirement, (2) the supplemental retirement payment described in Section 25 of your Employment Agreement, and (3) your account balance in the Republic Services, Inc. Deferred Compensation Plan.

(1) In this Agreement, the "Company" means Republic Services, Inc., its subsidiary, affiliated predecessor and successor corporations and entities, and its and their past and present officers, directors, agents, and employees

Transition Services, Consulting, and Future Cooperation
In addition to your obligations under Section 24 of your Employment Agreement, you agree to assist your successor and the Board in a transition of your duties and responsibilities to your successor Chief Executive Officer through December 31, 2021 by responding promptly to inquiries from the Company and providing historical background and your insights as requested from time to time. You also agree to provide consulting services through December 31, 2021 on such other matters as may be requested by the Company from time to time.
In addition, consistent with Section 11 of your Employment Agreement, you agree to assist and cooperate with the Company concerning matters about which you possess relevant knowledge or information (including testifying in depositions, hearings, and/or trials). Nothing in this Section or the Agreement should be construed as suggesting that you testify or communicate information other than in a truthful manner. Unless prohibited from doing so by law or court order, you agree to promptly notify the Company (by telephonic or written communication to the Company’s Chief Legal Officer, Republic Services, 18500 N. Allied Way, Phoenix, AZ 85054, phone number 480-627-2700) if any person or entity contacts you, including via a subpoena, in an effort to obtain information, documents or testimony about the Company, your work experience with the Company prior to disclosing any such information, and to disclose to the Company the name of the person or entity contacting you and the information, documents or testimony requested. This does not include, however, information you provide to a future employer as part of your application for employment.
Notwithstanding the foregoing, in no event shall your time commitment during this period following the Retirement Date exceed an amount that would cause your retirement to not constitute a separation from service within the meaning of Section 409A.
As further consideration for your consulting, transition services and future cooperation, you will receive a payment equal to the base salary you would have received from the Company had you continued to be employed by the Company after the Retirement Date through December 31, 2021. Such payment shall be made in equal monthly installments through December 2021. During the period beginning on your Retirement Date and ending on December 31, 2021, you will be an independent contractor, responsible for all taxes (and no Company tax withholding) incurred on the payments described in this paragraph, and shall not have any power or authority to act as an agent for the Company or otherwise bind the Company. In addition to the consulting payments described in this paragraph, the Company will pay you an amount on or before December 31, 2021 to make you whole for the additional self-employment (1.45%) Medicare tax, net of any allowable income tax deduction for such tax, incurred on such independent contractor payments that you otherwise would not pay if you had not retired and had remained an employee. All compensation payments due to you not described in this paragraph will be treated by the Company as employee compensation and reported on a Form W-2 for the tax year in which they are includable in income.
Information Provided to Future Employers
You agree that before accepting employment or a director or consulting position, you will advise the potential new employer that you are subject to the Restrictive Covenants (Section 7) and Confidentiality (Section 8) obligations in your Employment Agreement, and that you will abide by those covenants and obligations. You also agree that the Company may advise any new employer who hires you of those covenants and obligations.
Severability; Entire Agreement; Governing Law; No Oral Modifications; No Waivers; Counterparts
If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, all other provisions of this Agreement shall not be affected and are still enforceable. This Agreement expresses our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign it except as to any obligations you may owe to the Company or the Company may owe you, as described in this Agreement. This Agreement may be amended or modified only by an agreement in writing signed by an executive officer of the Company. The failure by the Company to declare a breach, or to otherwise assert its rights under this Agreement, shall not be construed as a waiver of any of its rights under this Agreement. The laws of the State of Arizona shall govern the interpretation, validity, and effect of this Agreement. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
Acknowledgments and Certifications
You acknowledge and certify that:
•you have read and you understand all of the terms of this Agreement and are not relying on any representation or statement, written or oral, not set forth in this Agreement;
•you are signing this Agreement knowingly and voluntarily;
•you have consulted with an attorney before signing this Agreement; and

•you and the Company agree that there is good and sufficient mutual consideration for each of the terms and conditions in this Agreement.
IF YOU SIGN THIS DOCUMENT BELOW, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.
____________________________________________________________________________________________

March 26, 2021	/s/ Donald W. Slager
Date	Donald W. Slager

March 26, 2021
Date	REPUBLIC SERVICES, INC.

By: /s/ Catharine D. Ellingsen
Its: Chief Legal Officer